SYNERGISTICS, INC.
                   9 TECH CIRCLE
           NATICK, MASSACHUSETTS  01760

                 PROXY STATEMENT
           SPECIAL MEETING OF SHAREHOLDERS

               To Be Held October 1, 2002


A.  THE MEETING

1.  MEETING AND VOTING DETAILS

This Proxy Statement is furnished to shareholders on behalf of the Board of Directors of Synergistics in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of Synergistics to be held at the offices of Synergistics at 9 Tech Circle, Natick, Massachusetts 01760, on
October 1, 2002 at 10:00 A.M. and at any adjournments thereof (the "Special Meeting"). This Proxy Statement and the accompanying form of proxy, shall be mailed on or about August 30, 2002.

The close of business on August 23, 2002 has been fixed as the record date (the "Record Date") for determining shareholders of Synergistics entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 10,285,806 shares of common stock outstanding. Shareholders entitled to vote shall have one (1) vote for each share of stock entitled to be voted.

The following matters shall be voted upon at the Special Meeting:

a) To adopt the Agreement and Plan of Merger ("Merger Agreement") dated as of July 25, 2002, a copy of which is annexed as Exhibit A to this Proxy Statement, providing for the merger of Synergistics into Synergistics Acquisition Corp., a Massachusetts corporation (the "Merger"), pursuant to which the surviving company shall be Synergistics Acquisition Corp.

b) Any other matters as may properly be brought before the meeting or at any adjournment.

In accordance with the By-Laws of Synergistics, a majority of the issued and outstanding shares of Synergistics' common stock must be represented at any meeting of Synergistics' shareholders. The affirmative vote of two-thirds (2/3) of votes of shares of common stock outstanding and entitled to vote at the Special Meeting is required to approve the proposed Merger. Shares not represented at the meeting and shares which are not voted for or against the proposed Merger, including improperly executed votes and broker nonvotes, shall not be counted.


2.  APPROVAL BY CERTAIN LARGE SHAREHOLDERS

Certain large shareholders of Synergistics have entered into an agreement under which they have agreed to vote in favor of the Merger. The shareholders who are parties to this agreement are Gray, Seifert & Co., Inc. ("Gray, Seifert") and David S. Longworth (President and a director of Synergistics). Collectively, these persons hold approximately 70.73% of the outstanding shares of the Company, and their vote would be sufficient to assure approval of the merger.


3.  BOARD APPROVAL OF THE MERGER

Our Board of Directors believes the Merger is in the best interests of Synergistics and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the Merger Agreement. In reaching its decision to approve and recommend shareholder approval of the Merger Agreement, the Board considered a number of factors which are discussed at page 10 below.

Execution of the enclosed proxy will not affect the shareholder's right to attend the meeting and vote in person, since a shareholder giving a proxy has the power to revoke it by delivering a notice of revocation, or a duly executed proxy bearing a later date, to Synergistics at any time before the proxy is exercised at the meeting.

The accompanying proxy is solicited by the Board of Directors of Synergistics. None of the Directors has informed Synergistics in writing that he intends to oppose the Merger. The expense of solicitation, estimated not to exceed $3,000.00, will be borne by Synergistics. To the extent necessary to assure sufficient representation of the shareholders at the meeting, officers and employees of Synergistics may personally, by telephone or by other means, contact shareholders to request the return of proxies. Such officers and employees will receive no additional compensation for such services. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy material to beneficial owners in order to solicit authorizations for the execution of proxies. Synergistics may, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such material.

4.  SUMMARY TERM SHEET

  Parties - Synergistics is the selling company, and Synergistics
Acquisition Corp. is the buying/surviving company.

  The Merger - If the Merger is approved, Synergistics will be merged into Synergistics Acquisition Corp., which shall be the surviving company. Upon the effectiveness of the Merger, the separate existence of Synergistics shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Synergistics shall be vested in and assumed by Synergistics Acquisition Corp. See page 7 Part B(3)(a).

  Consideration - $350,000, payable on the effective date, less legal fees and expenses. See pages 7-8 Part B(3)(b).

  Per Share Consideration - The Per Share Cash Consideration is
$0.025.  See page 8 Part B(3)(b).

  Financing - Synergistics Acquisition Corp. is funding the Merger in cash, therefore no third parties are providing financing.

  Shareholder Rights - Upon the effectiveness of the Merger, holders of Synergistics' common stock shall have no further rights with respect to the stock except to surrender the shares in exchange for cash consideration or to perfect appraisal rights as dissenting shareholders. See page 4 Part A(5) and page 7 Part B(3)(a).

  Timing - The Merger shall become effective upon the filing of Articles of Merger with the Secretary of the Commonwealth of Massachusetts. See page 7 Part B(3)(a).

  Shareholder Agreement - Attached to the Merger Agreement, as Exhibit A thereto, is a form of Stockholder Agreement between Synergistics Acquisition Corp. and certain shareholders of Synergistics, namely Gray, Seifert (the principal shareholder of Synergistics) and David S. Longworth (President and Director of Synergistics). Pursuant to this Stockholder Agreement, Gray, Seifert, holding 70.73% of issued outstanding shares, and Mr. Longworth, holding 0.0003% of issued shares, have agreed to vote their shares in favor of the Merger at the Special Meeting, which is sufficient to approve the Merger.

  Required Vote - Two-thirds (2/3) of shares of common stock outstanding and entitled to vote. See page 8 Part B(3)(d)

  Appraisal Rights - A shareholder who gives written notice that he or she dissents from the Merger and who follows the appraisal rights procedures set forth in Massachusetts General Laws chapter 156B, sections 86-98 shall be entitled to receive the fair value in cash of the shareholder's common stock. See page 4 Part A(3)

  Reasons for Merger - Synergistics has insufficient funds to continue operating for a significant period of time, therefore a merger will result in the most orderly liquidation of Synergistics and the highest value per share to its shareholders. See page 8 Part B(3)(c).

  Board Recommendation - The Board unanimously recommends that shareholders vote "FOR" approval of the Merger Agreement.

  Material Conditions -

(a)	The Merger must be approved by the shareholders.  See page 8
Part B(3)(d).

(b)	The Merger must be completed before the termination date of
December 31, 2002.  See page 8 Part B(3)(e)

(c)	Synergistics must not solicit any other acquisition
proposals.  See page 8 Part B (3)(f).

  Tax Consequences - There are no material tax consequences from the Merger. See page 9 Part B(3)(i).

  After Merger - Shareholders may surrender their certificates in exchange for the Per Share Cash Consideration or perfect their rights of appraisal in compliance with the procedures set forth in Massachusetts General Laws chapter 156B, sections 86 through 98. See page 4 Part A(5) and page 9 Part B(3)(g). Synergistics registration will terminate and it will no longer be a public company.

5.  DISSENTERS' RIGHT OF APPRAISAL

The proposed merger of Synergistics into Synergistics Acquisition Corp. gives rise to dissenters' right of appraisal. Under Massachusetts law, a shareholder of Synergistics who has given written notice at or prior to the Special Meeting that he or she dissents from the Merger (each a "Dissenting Shareholder") shall, upon compliance with certain statutory procedures, be entitled to receive the fair value in cash of the shareholder's common stock, as determined in accordance with Massachusetts law. Massachusetts law provides that any holder of Synergistics' common stock (1) who files with Synergistics, before the taking of the vote on the Merger, a written objection stating that he or she intends to demand payment for his shares if the adoption of the Merger is effected, and (2) whose shares are not voted in favor of the Merger, may have the right to demand in writing the fair value in cash of the shares of common stock held by the shareholder from Synergistics Acquisition Corp. (the surviving entity), within twenty (20) days after the date of mailing to him of notice in writing that the corporate action has become effective, requesting payment for his shares and an appraisal of the value of the shares. The corporation and any such shareholder shall have the rights and duties and shall follow the procedures set forth in sections 86 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts, copies of which are included in this Proxy Statement as Exhibit B.

If the Merger is approved by Synergistics' shareholders, the Merger will become effective upon the filing of Articles of Merger with the Secretary of the Commonwealth of Massachusetts. Within ten (10) days from the effectiveness of the Merger, Synergistics will send notice of the effectiveness of the Merger to Dissenting Shareholders whose shares were not voted in favor of the Merger.

6.  VOTING AND PRINCIPAL HOLDERS OF SECURITIES

Synergistics has one class of common stock, $.01 par value, of which 10,285,806 shares were issued and outstanding as of July 25, 2002. The following table sets forth the holdings of Synergistics' common stock by each person who, as of July 25, 2002 held of record or was known by Synergistics to own beneficially more than five percent (5%) of the outstanding common stock, by each director, each named executive officer, and by all directors and officers as a group.

Name and Address of           Amount and Nature of      % of
Beneficial Owner              Beneficial Ownership      Class
                                      (1)

David S. Longworth                  3,575               0.0003%
65 School Street Ext.
Natick, MA  01760
(President, COO, Director)

Robert L. Pogorelc                      0                  0%
P.O. Box 622
West Barnstable, MA 02668
(VP, Sales Manager, Director)

J. Thomas Gehman                        0                  0%
141 Marked Tree Road
Needham, MA  02192
(Director)

Gray, Seifert & Co., Inc.       7,233,275 (2)           70.73%
380 Madison Ave.
New York, NY  10017
(5% Beneficial Owner)

Directors and Officers as a Group   3,575               0.0003%
(3 people)

(1) Unless otherwise indicated in the following footnotes, ownership is both beneficial and of record. Shareholders listed have sole voting and investment powers of shares.

(2) This number is based upon information contained in the Schedule 13D filed by Gray, Seifert on February 15, 2002. According to the
Schedule 13D, Gray, Seifert, as discretionary investment adviser to its clients, acquired beneficial ownership of 1,142,871 shares of common stock at an aggregate cost to such clients of $1,171,377. As described in the Schedule 13D, pursuant to agreements dated December 27, 2001, December 31, 2001 and January 31, 2002, Gray, Seifert acquired from three (3) investment advisory clients beneficial ownership of 6,235,444 shares of common stock using its own working capital at an aggregate cost of $249,418.

(3) All options are considered non-dilutive since exercise price exceeds last known market price.

Other than the transactions described herein, there were no material transactions during 2001 to which any of the following persons has a direct or indirect material interest: (1) any director or officer of Synergistics, (2) any nominee for election as a director, (3) any person who, to Synergistics' knowledge, owns 5% or more of Synergistics' stock, or (4) any relative or spouse (or relative of such spouse) of the foregoing persons.


B.  PROPOSED MERGER OF SYNERGISTICS INTO
SYNERGISTICS ACQUISITION CORP.
(THE "MERGER")

THE MERGER AGREEMENT ATTACHED HERETO AS EXHIBIT A DESCRIBES IN DETAIL THE TERMS OF THE PROPOSED MERGER. THE ANNUAL REPORT TO SHAREHOLDERS, ATTACHED HERETO AS EXHIBIT C, CONTAINS DETAILED INFORMATION ABOUT SYNERGISTICS' BUSINESS OPERATIONS AND FINANCIAL POSITION AS OF DECEMBER 31, 2001. WE URGE YOU TO READ THESE EXHIBITS IN THEIR ENTIRETY.


1.  CONTACT INFORMATION

Synergistics - 9 Tech Circle, Natick, Massachusetts 01760, (508) 655-1340, attention President David S. Longworth

Synergistics Acquisition Corp. - c/o Renaissance Industrial LLC, Ten Post Office Square, Suite 600 South, Boston, Massachusetts 02109,
(617) 988-2891, attention President Gregory I. Goldman.

2.  BUSINESS CONDUCTED

(a) Synergistics . Synergistics, organized on May 13, 1960, is located at 9 Tech Circle, Natick, Massachusetts 01760, telephone
(508) 655-1340, web site www.synergisticsinc.com. Synergistics' principal activity consists of manufacturing and marketing access control systems which it sells to banks, corporate accounts and other commercial customers. Synergistics' principal activity has not changed substantially in the past three (3) years.

(b) Synergistics Acquisition Corp. Synergistics Acquisition Corp., a Massachusetts corporation, was organized on July 18, 2002 by Gregory
I. Goldman. Since its incorporation, the Buyer has engaged in no business other than as necessary and incidental to effecting the Merger. Upon the consummation of the Merger, the Buyer will be the surviving company and will continue to do business at Synergistics' offices in Natick, Massachusetts.

3.  MATERIAL TERMS OF THE TRANSACTION

(a)  Brief description of the Merger.

The proposed Merger Agreement, if adopted, would result in the merger of Synergistics into Buyer, which shall be the surviving company. Upon the effectiveness of the Merger, the separate existence of Synergistics shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Synergistics shall be vested in and assumed by the Buyer. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of the Commonwealth of Massachusetts.

With respect to Synergistics' common stock, holders of certificates representing shares of Synergistics' common stock shall have no rights after the effectiveness of the Merger except (a) to surrender their certificates in exchange for the Per Share Cash Consideration, defined below or (b) to perfect the rights of appraisal as a holder of Dissenting Shares (as defined below) pursuant to the applicable provisions of Massachusetts law.

(b)  Consideration offered to Shareholders.

Upon the effectiveness of the Merger, each share of Synergistics' common stock issued and outstanding immediately prior to the Merger's effectiveness (other than Dissenting Shares) shall be converted into and exchangeable for the Per Share Cash Consideration, which shall be determined by dividing the Total Cash Consideration (as defined below) by the number of shares issued and outstanding.

Upon surrender of the certificates representing shares of Synergistics' common stock for exchange and cancellation, the Shareholder shall be entitled to receive in exchange a check representing the Per Share Cash Consideration for each of the surrendered shares. Certificates so surrendered shall be canceled. The Shareholders shall be notified in writing of the date of the consummation of the Merger and shall be instructed at that time as to the procedure for exchanging their shares.

Total Cash Consideration to be paid to Synergistics' Shareholders is equal to $350,000 less an amount equal to Synergistics' outstanding legal fees and expenses as of the effective date of the Merger. As of July 29, 2002, Synergistics owed $84,963.18 in attorney fees and expenses. Synergistics shall pay half of the legal fees and expenses, less $25,000 paid by Buyer, less the amount already paid by Synergistics prior to closing, but not to exceed $25,000.
Synergistics' shareholders shall pay either $50,000 or the remaining fees and expenses, whichever is less. See Merger Agreement sections 2.3, 5.6, and 6.6. Buyer shall pay the Cash Consideration on the effective date of the Merger.

Based on the Total Cash Consideration and the estimated legal fees and expenses which will be due on effective date of the Merger, the Per Share Cash Consideration will be equal to $350,000 less
$84,963.18, divided by 10,285,806 shares outstanding, or $0.025 per share.

(c)  Background and reasons for engaging in the Merger.

Without substantial outside investment, Synergistics has insufficient financial resources to continue business operations for a significant period of time. Synergistics' Board of Directors is of the opinion, after careful consideration of various alternatives, including the solicitation of investors, that the merger of Synergistics is in the best interest of its shareholders because a merger will result in the most orderly liquidation of Synergistics and the highest value per share to Synergistics' shareholders.

(d)  Vote required to approve the Merger Agreement.

In accordance with the Massachusetts General Laws and the By-Laws of Synergistics, a vote of two-thirds (2/3) of shares of common stock outstanding and entitled to vote at the Special Meeting is required to approve the Merger.

(e)  Termination Date

If the closing shall not have occurred on or before the earlier of five (5) business days after the date of the Special Meeting and December 31, 2002 or such later date as Synergistics and Buyer shall have agreed to in writing the Merger Agreement shall become void and have no further force, except that the provisions of Sections 9.2, 9.3, 9.4, 9.5, 10.1, 11.1, 11.7, 11.10 and 11.11 of the Merger
Agreement shall survive such termination and remain in full force and effect.

(f)  No Solicitation

Synergistics, including without limitation its officers, directors, employees or agents, may not solicit any merger, sale, consolidation, share, exchange, recapitalization, business combination or other similar transaction involving Synergistics, its business and its assets.

(g) The material differences in rights of shareholders as a result of the Merger.

Upon the effectiveness of the Merger, the holders of Synergistics' common stock will have no rights with respect to such stock except
(a) to surrender their certificates in exchange for the Per Share Cash Consideration or (b) to perfect the rights of appraisal as a holder of Dissenting Shares pursuant to the applicable provisions of Massachusetts law.

(h) Accounting treatment of the transaction.

Not material.

(i)  Federal income tax consequences of the transaction, if material.

The Merger presents no material federal income tax consequences to Synergistics. Because the cost basis of Synergistics' common stock to Synergistics' shareholders likely exceeds the consideration which the shareholders will receive pursuant to the Merger Agreement, Synergistics' shareholders likely will suffer a capital loss as a result of the Merger. The actual tax consequences of the Merger to the shareholders will depend on each shareholder's specific situation and other factors not within Synergistic's control. Shareholders are encouraged to consult their own tax advisors to determine the actual federal income tax consequences arising from the Merger with respect to Synergistics' common stock, as well as any state, local and other tax consequences.

4.  REGULATORY APPROVALS

None.

5.  REPORTS, OPINIONS, APPRAISALS

None.

6.  PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

In the past two (2) years there have been no negotiations, transactions or material contracts between Synergistics and the Buyer, except for negotiations related to the Merger, as discussed below. Aside from the Merger Agreement and the Stockholder Agreement, each discussed above, there are no present or proposed material agreements, arrangement, understandings or relationships between the Buyer (or any of its executive officers, directors, controlling persons or subsidiaries) and Synergistics (or any of its executive officers, directors, controlling persons or subsidiaries).

Synergistics engaged the investment banking firm Legg Mason Wood Walker, Inc. ("Legg Mason") (an affiliate of principal shareholder Gray, Seifert & Co., Inc.) to handle the sale of Synergistics. Legg Mason requested indications of interest from potential bidders for Synergistics in mid-January. In addition to the offer by Synergistics Acquisition Corp., Legg Mason received an offer from a group Synergistics' employees and informal expressions of interest from four other possible buyers. The group of employees offered approximately $100,000.00 less than Synergistics Acquisition Corp. and required obtaining financing from a third party. In May 2002, Legg Mason approached President David Longworth about the possible acquisition of Synergistics by a an entity formed as a subsidiary of Renaissance Industrial LLC ("Renaissance"). Renaissance signed a confidentiality agreement with Synergistics on May 28, 2002. Renaissance submitted a preliminary indication of interest in June, which they revised and resubmitted in July. Legg Mason requested formal offers in early July, and Synergistics Acquisition Corp. submitted a bid of $350,000 cash with otherwise substantially similar terms as previously negotiated with the group of employees. Negotiations between Synergistics and Synergistics Acquisition Corp., with the participation of Legg Mason, Gray, Seifert & Co., Inc., Craig and Macauley Professional Corporation and Steve London, Esq. (attorney for Renaissance), continued through July. After the Board discussed extensively the informal expressions of interest, the employee group offer and the Synergistics Acquisition Corp. offer, the Board decided to sign the Merger Agreement with Synergistics Acquisition Corp. and the Stockholder Agreement on July 25, 2002 because this offer resulted in higher per share consideration for the shareholders and provided fewer contingencies to closing the Merger than any other offer.

7.  STOCKHOLDER AGREEMENT

Gray, Seifert and David S. Longworth specifically agreed that they will be bound by the terms of the Merger Agreement, use all reasonable efforts to cause a special meeting of stockholders of Synergistics to be held as soon as is practicable to vote to approve the Merger and the Merger Agreement, cause all of the shares each may be entitled to vote to be voted in favor of the Merger and the Merger Agreement, and vote against the approval of any other agreement providing for a merger, consolidation, sale of assets or other business combination of Synergistics with any person or entity other than Buyer.

8.  SELECTED FINANCIAL DATA

Not applicable.


9.  PRO FORMA SELECTED FINANCIAL DATA

Not applicable.

10.  PRO FORMA INFORMATION

Not applicable.

11.  FINANCIAL INFORMATION

Synergistics' Annual Report to Shareholders, containing financial statements for the year ending December 31, 2001, prepared in accordance with generally accepted accounting principles, is attached hereto as Exhibit C. Synergistics' Quarterly Reports to Shareholders, containing financial statements for the first two quarters of 2002, prepared in accordance with generally accepted accounting principles, are attached hereto as Exhibit D. Additional copies of such reports may be obtained without charge upon request to James French, Clerk of Synergistics at 9 Tech Circle, Natick, Massachusetts 01760. Pro forma financial data concerning the surviving company after the consummation of the Merger is not presented because it would involve no meaningful change in the information contained in Synergistics' Annual Report.

12.  PARTY INFORMATION

Synergistics and the Buyer are the parties to the proposed Merger.

The Annual Report to Shareholders, attached hereto as Exhibit C, contains detailed information about Synergistics' business operations and financial position as of December 31, 2001.

As described in Part B(3)(b) above, the Buyer has no history of operations.

OTHER MATTERS

Synergistics has received written threats of litigation from the group of employees for breach of contract with respect to their offer. No formal complaint has been filed by the group of employees as of this date.

The Board of Directors of Synergistics knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote properly may be entered, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the Board of Directors.

Proposals of the shareholder of Synergistics intended to be presented at the 2003 Annual Meeting must be received by the Clerk of Synergistics not later than one hundred twenty (120) days before such meeting for inclusion in the 2003 proxy statement and form of proxy, or forty-five (45) days before such meeting if the proposal is not allowed to be included in the materials by law.

The Board of Directors urges you to mark, sign, date and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. If you do attend, you may then withdraw your proxy, or you may withdraw your proxy by a subsequently dated proxy delivered to James French, Clerk, Synergistics, Inc., 9 Tech Circle, Natick, Massachusetts 01760.

By Order of the Board of Directors




/s/DAVID S. LONGWORTH
David S. Longworth